Exhibits 5.2 and 23.4

Earlsfort Centre, Earlsfort Terrace, Dublin 2, Ireland | tel: +353 (0)1 6180000 | fax: +353 (0)1 6180618 | dx: 27 dublin | email: dublin@arthurcox.com

8 November 2012

To:	Board of Directors
Warner Chilcott plc
1 Grand Canal Square
Docklands
Dublin 2
Co. Dublin

Re:	Warner Chilcott plc
Form S-3 Registration Statement dated 8 November 2012

Dear Sirs,

1.	Basis of Opinion

1.1	We are acting as Irish counsel to Warner Chilcott plc, a public company limited by shares, incorporated under the laws of Ireland, company number 471506, with its registered office at 1 Grand Canal Square, Docklands, Dublin 2, Co. Dublin, Ireland (the “Company”), in connection with the Form S-3 registration statement filed with the United States Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933 (the “Securities Act”) on 8 November 2012 (the “Registration Statement”). We refer in particular to the ordinary shares with nominal value of US$0.01 and the preferred shares with nominal value of US$0.01 of the Company (the “Shares”) that may be issued pursuant to the Registration Statement.

1.2	This Opinion is confined to and given in all respects on the basis of the laws of Ireland (meaning Ireland exclusive of Northern Ireland) in force as at the date hereof as currently applied by the courts of Ireland. We have made no investigations of, and we express no opinion as to, the laws of any other jurisdiction or the effect thereof. In particular, we express no opinion on European Community law as it affects any jurisdiction (other than Ireland insofar as opined on herein). We have assumed without investigation that insofar as the laws of any jurisdiction other than Ireland are relevant, such laws do not prohibit and are not inconsistent with any of the obligations or rights expressed in the Transaction Documents or the transactions contemplated thereby.

1.3	This Opinion is also strictly confined to:

(a)	the matters expressly stated herein at paragraph 2 below and is not to be read as extending by implication or otherwise to any other matter;

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(b)	the documents listed in the schedule to this Opinion (the “Documents”); and

(c)	the Searches (as defined below).

We have not reviewed any documents referred to in the Documents (other than the Documents) for the purposes of this Opinion and we express no opinion on them. We express no opinion, and make no representation or warranty, as to any matter of fact or in respect of any documents which may exist in relation to the Shares, other than the Documents.

1.4	For the purpose of giving this Opinion, we have examined copies sent to us by email in pdf or other electronic format of the Documents.

1.5	For the purpose of giving this Opinion, we have caused to be made the following legal searches against the Company on 8 November 2012 (together the “Searches”):

(a)	on the file of the Company maintained by the Registrar of Companies in Dublin for returns of allotments, special resolutions amending the memorandum and articles of association of the Company, notices of the appointment of directors and secretary of the Company, mortgages, debentures or similar charges or notices thereof and for the appointment of any receiver, examiner or liquidator;

(b)	in the Judgments Office of the High Court for unsatisfied judgments, orders, decrees and the like for the five years immediately preceding the date of the search; and

(c)	in the Central Office of the High Court in Dublin for any proceedings and petitions filed in the last two years.

1.6	This Opinion is governed by and is to be construed in accordance with the laws of Ireland as interpreted by the courts of Ireland at the date hereof.

2.	Opinion

Subject to the assumptions and qualifications set out in this Opinion and to any matters not disclosed to us, we are of the opinion that:

2.1	The Company is a public company limited by shares, is duly incorporated and validly existing under the laws of Ireland and has the requisite corporate authority to issue the Shares.

2.2	When the Shares are issued and allotted pursuant to duly adopted resolutions of the board of directors of the Company, the Shares shall be validly issued, fully paid up and non-assessable (which term means that no further sums are required to be paid by the holders thereof in connection with the issue of such Shares).

3.	Assumptions

For the purpose of giving this Opinion, we assume the following without any responsibility on our part if any assumption proves to have been untrue as we have not verified independently any assumption:

Registration Statement and the Shares

3.1	that when filed with the SEC, the Registration Statement will not differ in any material respect from the drafts that we have examined;

3.2	that any Shares issued under the Registration Statement will be in consideration of the receipt by the Company prior to the issue of the Shares pursuant thereto of cash at least equal to the nominal value of such Shares and any premium required to be paid up on the Shares pursuant to their terms of issue;

3.3	that the filing of the Registration Statement with the SEC has been authorized by all necessary actions under all applicable laws other than Irish law;

3.4	that, at the time of issue of the Shares, the authority of the Company and the directors of the Company to issue the Shares, as provided for in the Articles of Association of the Company and the Companies Acts 1963 to 2012 of Ireland (the “Companies Acts”), is in full force and effect;

3.5	that the Company will continue to renew its authority to issue the Shares in accordance with the terms and conditions set out in the Articles of Association of the Company and the Companies Acts and that where such authority has not been renewed, the Company will not issue the Shares after such authority has expired;

3.6	that the issue of the Shares upon the conversion, exchange and exercise of any securities issued under the Registration Statement will be conducted in accordance with the terms and the procedures described in the Articles of Association, the Companies Acts and the terms of issue of such securities;

3.7	that, at the time of issue of the Shares, the Company will have sufficient authorised but unissued share capital to issue the required number of Shares;

3.8	that any issue of Shares will be in compliance with the Companies Acts, the Irish Takeover Panel Act, 1997, Takeover Rules 2007 and 2008, and all other applicable Irish company, takeover, securities, market abuse, insider dealing laws and other rules and regulations;

3.9	that as at the time of the issuance of the Shares, such issuance shall not be in contravention or breach of any agreement, undertaking, arrangement, deed or covenant affecting the Company or to which the Company is a party or otherwise bound or subject;

Authenticity and bona fides

3.10	the completeness and authenticity of all documents submitted to us as originals or copies of originals and (in the case of copies) conformity to the originals of copy documents and the genuineness of all signatories, stamps and seals thereon;

3.11	where incomplete Documents have been submitted to us or signature pages only have been supplied to us for the purposes of issuing this Opinion, that the originals of such Documents correspond in all respects with the last draft of the complete Documents submitted to us;

3.12	that the Documents will be executed in a form and content having no material difference to the drafts provided to us, will be delivered by the parties thereto, and that the terms thereof will be observed and performed by the parties thereto;

3.13	that the copies produced to us of minutes of meetings, extracts of minutes of meetings, resolutions and/or written resolutions correctly record the proceedings at such meetings and/or the subject matter which they purport to record and that any meetings referred to in such copies were duly convened, duly quorate and held and all formalities were duly observed, that those present at any such meetings were entitled to attend and vote at the meeting and acted bona fide throughout and acted in accordance with any of their duties, breach of which could give rise to the issuance of the Shares being avoided, that all resolutions set out in such copies were duly passed and that no further resolutions have been passed or corporate or other action taken which would or might alter the effectiveness thereof;

3.14	that each of the Documents is up-to-date and current and has not been amended, varied or terminated in any respect and no resolution contained in any of the Documents has been amended, varied, revoked or superseded in any respect;

Accuracy of Searches and warranties

3.15	the accuracy and completeness of the information disclosed in the Searches and that such information is accurate as of the date of this Opinion and has not since the time of such search or enquiry been altered. In this connection, it should be noted that the matters disclosed in the Searches may not present a complete summary of the actual position on the matters we have caused searches to be conducted for and it should be noted that searches at the Registrar of Companies in Dublin do not necessarily reveal whether or not a prior charge has been created or a resolution has been passed or a petition presented or any other action taken for the winding-up of, or the appointment of a receiver or an examiner to, the Company;

3.16	that there has been no alteration in the status or condition of the Company as disclosed by the Searches;

3.17	the truth, completeness and accuracy of all representations and statements as to factual matters contained in the Documents;

Solvency and Insolvency

3.18	that (i) the Company is as at the date of this Opinion able to pay its debts as they fall due within the meaning of section 214 of the Companies Act 1963 of Ireland and section 2 of the Companies Act 1990 of Ireland; (ii) no receiver, liquidator or examiner or other similar officer has been appointed in relation to the Company or any “related company” (within the meaning of the Companies Act 1990, “Related Company”) or any of its or their assets or undertakings; (iii) no petition for the making or a winding-up order or the appointment of an examiner or any similar officer has been presented in relation to the Company or any Related Company; and (iv) no insolvency proceedings have been opened or been requested to be opened in relation to the Company or any Related Company in Ireland or elsewhere;

3.19	that no proceedings have been instituted or injunction granted against the Company to restrain it from issuing the Shares and the issue of any Shares would not be contrary to any state, governmental, court, state or quasi-governmental agency, licensing authority, local or municipal governmental body or regulatory authority’s order, direction, guideline, recommendation, decision, licence or requirement;

Commercial Benefit

3.20	that the Documents have been entered into for bona fide commercial purposes, on arm’s length terms and for the benefit of each party thereto and are in those parties’ respective commercial interest and for their respective corporate benefit.

4.	Disclosure

This Opinion is addressed to you in connection with the registration of the Shares with the SEC. We hereby consent to be named in the Registration Statement in the sections entitled “Legal Matters” and “Enforcement of Civil Liabilities Against Foreign Persons” and to the inclusion of this Opinion as an exhibit to the Registration Statement to be filed with the SEC. In giving this consent, we do not thereby admit that we are in a category of person whose consent is required under Section 7 of the Securities Act.

5.	No Refresher

This Opinion speaks only as of its date. We are not under any obligation to update this Opinion from time to time or to notify you of any change of law, fact or circumstances referred to or relied upon in the giving of this Opinion.

Yours faithfully,

/s/ Arthur Cox
ARTHUR COX

SCHEDULE

Documents

1.	A copy of the form of the Registration Statement on Form S-3 filed by the Company with the SEC on 8 November 2012.

2.	A copy of the shareholders resolution of the Company adopting the Memorandum and Articles of Association of the Company dated 11 August 2009.

3.	Copies of the resolutions of the board of directors of the Company dated 6 November 2012.

4.	A copy of the Memorandum and Articles of Association of the Company in the form adopted by resolution of the shareholders of the Company on 11 August 2009.

5.	A copy of the Certificate of Incorporation of the Company dated and executed 2 June 2009.